Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-170309 on Form S-4, Registration Statement No. 333-155751 on Form S-3 and Registration Statement Nos. 333-161020, 333-122477, 333-123055, and 333-128144 on Form S-8 of our reports dated February 28, 2011, relating to the consolidated financial statements and financial statement schedules of PHH Corporation and the effectiveness of PHH Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PHH Corporation and subsidiaries for the year ended December 31, 2010.

/s/  Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 28, 2011